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                                                                   EXHIBIT 10.47

                         PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (This "Agreement) is made, entered into on the 17 day of November, 1998 by and between NATIONAL DIAGNOSTICS, Inc., a Florida corporation (the "Company") and NAVIX MSO PUNTA GORDA, INC., a Florida corporation whose address is 2601 S. Bayshore Drive, Coconut Grove, Florida 33133 ("Navix").

RECITALS

WHEREAS, the Company operates out-patient medical and health care facilities at the following address: Sun Point Diagnostic Center, 3002 State Road 674, Ruskin, FL 33570 and Brandon Diagnostic Center, 747 West Brandon Blvd., Brandon, FL 33511 (collectively the "Centers" or individually "Center") offering a variety of diagnostic medical equipment as may be acquired from time to time hereafter (the "Diagnostic Equipment"); and

WHEREAS, Navix and/or its Affiliates employs or contracts with various radiologists licensed to practice medicine in the State of Florida who are qualified to perform professional diagnostic services at the Centers; and

WITNESSETH:

NOW, THEREFORE, In consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties represent, warrant, undertake, covenant and agree as follows:

1. Incorporation of Recitals. The recitals set forth above are true and correct and are hereby incorporated into this Agreement.

2. Engagement of Navix. The Company hereby engages, on an exclusive basis, Navix and Navix hereby agrees to be engaged by the Company, as an independent contractor to provide radiological services at the Center, and any other site at which the Company provides diagnostic imaging services if Navix and Company mutually agree pursuant to section 6(d) below, in accordance with the terms and conditions hereinafter set forth.

3. Terms of Agreement. The term of this Agreement shall begin as of January 2, 1999 and shall terminate on the last day of the same calendar month in 2004, at which time a new agreement may be negotiated between the parties. If the Company sells all or substantially of the assets at a Center or otherwise merges, consolidates, enters into a share exchange or any similar transition during the term of this Agreement, this Professional Services Agreement shall continue in full force and effect and Company shall cause the acquirer of assets or shares to acknowledge in writing its agreement to perform all of the Company's obligations under this Agreement.

4. Responsibilities and Duties of Navix. During the Term, Navix shall have the following duties and responsibilities:
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         a. Provision of Physicians. The professional medical services to be performed by Navix shall be performed by physicians employed by or under contract with Navix or its Affiliates, and such physicians shall be reasonably acceptable to Company (the "Physicians"). Navix shall provide the appropriate Physician radiologist coverage at the Centers as required during the Center's normal hours of operation. Navix shall have the Physicians provide emergency on-call coverage one hour before the beginning of the normal working day and/or one hour after the conclusion of the normal working day, but the Physicians shall not be on call during the evening and night for emergency procedures unless agreed in writing by Navix. Normal working hours will be as mutually agreed between the parties. Any changes in hours of Physician radiological coverage for the Centers shall be discussed between Company and Navix in advance of any change in required Physician radiological coverage. It is agreed that if the volume and workload of the business of the Center justify additional Physician radiological coverage, Navix shall provide such coverage. Such additional coverage may be required if the RVUs per Physician exceed 18,000 per year. Company and Navix shall mutually agree on the scheduling of the hours of additional Physician radiologist coverage. Navix shall assure that all Physicians employed shall comply with all of the terms and provisions of this Agreement when performing professional services at the Center. Navix and all such Physicians employed by Navix and rendering services to patients utilizing the Center shall be board certified or board eligible physicians trained in radiology, capable of utilizing the Center's diagnostic equipment and interpreting examinations and readings performed at the Center and licensed by the State of Florida, who have the competence and capacity to supervise the operation of the Diagnostic Equipment and to interpret Diagnostic Images and data derived therefrom. Navix shall not provide coverage in any other manner without the prior written approval of the Company.

         b. Read and Interpret Diagnostic Images. Navix (or Physician employees or contractors of Navix or its Affiliates) shall read, examine and interpret all of the Diagnostic Images of the Center's patients. After examination of the Diagnostic Images, Navix (or Physician employees or contractors of Navix or its Affiliates) shall interpret Diagnostic Images and dictate a report, detailing the interpretation of the Diagnostic Images which will be provided to the Company and contain such information as the Company shall reasonably request from time to time. The reports shall be dictated and made available to the Company for processing on all studies performed each day prior to the Physician departing the Center, except in emergencies or on occasions when reasonable radiological practice justifies a later dictation of a report. The Company shall direct the clerical typing, transcription and distribution of the written reports based on the utilization of its own resources, facilities and staff and staff personnel, at its own cost and expense.

         c. Certain Related Medical Matters. Physician employees or contractors of Navix or its Affiliates shall use the Company's medical equipment and supplies in a careful and professional manner in accordance and in compliance with currently acceptable medical standards and ethics, all applicable statutes, ordinances, regulations and orders, and all instructions or manuals of the manufacturers and vendors of the Diagnostic Equipment.

         d. Compliance with Rules, Regulations and Policies. Physician employees or contractors of Navix or its Affiliates shall provide professional services in a careful manner and shall satisfy the requirements of any standards, rulings or regulations of any governmental agency or regulatory body, having authority to administer, regulate, accredit or otherwise establish standards for diagnostic imaging and radiology at the Center, including but not limited to, those relating to the ability to operate the Diagnostic Equipment and interpret Diagnostic Images produced thereby. The Company will not supervise the actual performance of professional services by Navix or its Physician employees or contractors. However, all Navix Physicians physically at the Center shall comply with this Agreement, and all


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reasonable rules, regulations and policies adopted by the Company from time to time including the scheduling of patients and various employees and staff at the Center with respect to of medical services and patient safety. Navix shall be responsible for supervision of examinations, updating of technical protocols and shall participate in Company's quality assurance program. Navix will also provide a Physician qualified to act as a Radiation Safety officer.

5. Duties of the Company. During the Term, the Company shall fulfill the following duties and obligations:

         a. Medical Equipment. The Company shall be responsible for providing all Diagnostic Equipment at each Center, in consultation with Navix as to what is reasonable, necessary or desirable and, at its expense, shall cause all of such Diagnostic Equipment to be maintained in good working order and repair. Company shall also furnish all supplies and expendable equipment such as films and chemicals, and furnish all required janitorial service, hazardous waste disposal, laundry service and telephone service. The Company shall provide all necessary radiation safety and quality control equipment. The Company shall make available, through its Affiliates or otherwise, suitable office space for the Physicians to perform their professional services pursuant to this Agreement.

         b. Staff the Center. The Company shall, at its expense, employ such clerical, technical and other employees as are necessary for the operation of the Centers and the Company's business and as are necessary to support the professional services of the Physicians performing professional services at each Center.

         c. Billing and Collections. The Company shall be responsible for arranging for the billing and collection for all fees due the Company and services performed at the Center including, but not limited to, the services performed by Navix and its Physicians in accordance with its standard billing and collection policies and practices. The Company represents that it has all provider numbers, licenses, permits and other governmental approvals to bill and receive reimbursement for all services performed at the Centers and conduct business at the Centers. The Company shall act as the agent of Navix with respect to the billing and collection of the professional fees for services at each Center. In such billing, the Company may indicate on its bill that it is billing in the name of Navix, its Affiliate or the Physician, as applicable. The Company shall not, however, be required to initiate suit to obtain payment except in accordance with its standard policies and procedures. All patients who receive medical services at the Centers shall be billed on a "global", fee basis which shall include the fees for both Physician medical services and for the services rendered by the Company. The Company shall provide Navix with copies of all bills which it renders, which include billing for services of the Physicians. Such copies to be provided at the time each bill is sent out for payment. In addition, the Company shall provide Navix with a monthly summary of Navix's and/or the Physician's billings. To allow Company to bill and collect for Navix and its Physicians, Navix hereby appoints the Company (and to the extent necessary Navix will cause its Affiliates and/or Physicians to also grant Company a power of attorney), irrevocably and exclusively during the Term, and for so long thereafter as is necessary to effect the purposes of this section of this Agreement, as Navix's true and lawful attorney-in-fact coupled with an interest for the following purposes:

To bill patients on behalf of Navix;

         (ii) To collect accounts receivable generated by such billings on Navix's behalf;

         (iii) To receive all payments on behalf of Navix from insurance companies and all other third-party payers;
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         (iv) To take possession of and endorse in the name of Navix any notes, checks, money orders, insurance payment, or any other instruments received in payment of the accounts receivable generated under this Agreement; and

         (v) To compromise and settle amounts owed for diagnostic services by third parties to the Company in accordance with Company's standard billing and collection policies and practices.

          The Company, will provide Navix with a monthly summary of billing and collection activity or when reasonably requested by Navix. Any checks or other instruments received by Navix for services rendered pursuant to this Agreement shall either be endorsed over to the Company or negotiated by Navix and the proceeds thereof immediately delivered to the Company for application in accordance with the provisions of this Agreement.

6. Professional Fees. The Company will pay to Navix during the term, payable on the twenty-fifth (25th) day of the month after the month end on the pervious month's receipts, the following amounts:

         a. Fourteen percent (14%) of the aggregate gross receipts received by the Company after January 1, 1999 and each month thereafter, minus refunds and minus fees for services not requiring a radiological reading or interpretation, or on any other diagnostic study or procedure added after January 2, 1999 to the array of radiological services offered by the Centers which Navix physicians do not provide supervision or interpretation, for example:

January monthly aggregate gross receipts = $500,000.00
                                              1,000.00 (refunds)
                                           -----------
                                           $499,000.00 X 14% =  $69,860.00
                                           (payable to Navix on or before
                                            February 25th)

         b. As an advance against compensation payable for the month of January 1999, the Company has agreed to pay Navix $25,000 no later than January 25, 1999. Such advance shall be reconciled against the compensation actually due to Navix for the month of January 1999 as determined on or before February 25, 1999.

         c. If this Agreement is canceled or terminated for any reason National Diagnostics, Inc., will have the right to continue to bill and collect for all Physician services performed under this Agreement and remit any balance to Navix.

         d. The Company will utilize Navix's professional services on all new locations for diagnostic imaging services provided by the Company or its Affiliates, if mutually agreeable to the parties.

7. Malpractice Insurance. At all times during the Term, Navix shall maintain professional insurance coverage to insure against risks encountered in the course of its Physicians' duties under this Agreement in amount of not less than $1,000,000.00 per occurrence and $3,000,000.00 in the aggregate on an annual basis. Navix shall obtain this insurance from a reputable insurance company and in a form reasonably satisfactory to the Company and shall provide the Company with a certificate of such insurance coverage prior to the commencement of this Agreement and at any subsequent date during the Term at the company's reasonable request. Navix shall provide the Company with written notice at least thirty
(30) days prior to any cancellation or reduction of such insurance. Navix will evidence to the Company on an

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annual basis at Company's reasonable request that the insurance coverage required by this Section is in full force and effect. Any cancellation or reduction of insurance coverage from the amount set forth above without the prior written approval of the Company shall constitute a material breach of the provisions of this Agreement. In case of illness, emergency, vacation, or continuing education requirements, Navix shall provide coverage and appropriate malpractice insurance coverage of the attending radiologist unless this radiologist is contracted with a Locum Tenens company which shall provide appropriate malpractice insurance coverage and written verification of that coverage as required by this paragraph 7.

         a. Policies and Procedures. The Company shall have the authority to determine who will be accepted as patients at the Center. The Company will not supervise the actual performance of professional services by Navix or its Physicians. However, while utilizing the facilities of the Company and while physically at the Center, Navix Physicians shall comply with the professional policies and procedures established by the management of the Center, and shall otherwise conduct themselves in a professional manner. Navix and its Physicians shall have the right of access to, and review of, the professional, technical, and managerial policies and procedures established by the management of the Center.

8.       Intentionally omitted.

9.       Termination.

         a. Termination by the Company. Subject to the applicable cure period, the Company may immediately terminate this Agreement for "good cause". The term "good cause" shall mean any of the following acts or inactions on the part of Navix or its Physicians in the performance of services under this Agreement:

         (i) Willful violation of laws or regulations related to the services performed hereunder other than for Force Majeure events;

         (ii) Material breach of performance of this Agreement, including the intentional failure to perform stated duties in this Agreement;

         (iii) Gross negligence in the performance of duties under this Agreement;

         (iv) The revocation by the Florida Department of Professional Regulation or other regulatory or governmental body of Navix's or its Physicians, license to practice medicine in the State of Florida;

         (v) Navix's or its Physicians failure to abide by or comply with the reasonable professional practices, policies, rules, and regulations adopted by the Company for professional services rendered at the Center;

         (vi) Failure to maintain the required malpractice liability insurance required by Section 7 of this Agreement;

         (vii)  Conviction of a crime involving moral turpitude;

         (viii) Substantial dependence of a Physician, as determined by a medical specialist in substance abuse not affiliated with Company, on any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, LSD, or narcotic drugs.
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         b. Termination by Navix. Navix may terminate this Agreement immediately upon notice for "good cause". The term "good cause" in this section shall mean any of the following acts or inactions on the part of the Company or its key executive officers:

         (i)   Willful violation of laws or regulations;

         (ii)  Material breach of performance of this Agreement;

         (iii) Practices which materially place the patients or Physicians at risk of injury and/or Navix or its Physicians at undo risk for malpractice liability or sanction or condemnation by any governmental or regulatory body.

          In addition, upon one hundred twenty (120) days prior written notice, Navix may terminate this Agreement if the Professional Fee paid by Company to Navix during the second year or any year thereafter during the term of this Agreement are not equal to at least $300,000 per year, per Physician performing services at the Center.

          Notwithstanding the foregoing, in the event of good cause termination under paragraph 9(a), Navix may cure such event by (a) giving proof to the Company in a form reasonably satisfactory to the Company that the Physician who caused any of the events identified in the subparts to 9(a) had been removed from the Center and replaced by a Physician reasonably acceptable to the Company that has been employed to render services at the Center, or (b) in the case of Navix, that Navix has cured such breach or default, in each case within thirty
(30) days of the Company's notice of termination to Navix in which case such termination notice shall be of no force or effect.

          c. Termination by Mutual Consent. This Agreement may be terminated at any time with the mutual consent of the parties. This Agreement may be terminated by a party at anytime without cause upon 180 days prior written notice.

10. Intentionally deleted.

11. Status as Independent Contractor. Navix understands and agrees that Navix is not and will not be considered an employee of the Company and the Company will not withhold income, Social Security, unemployment or any other taxes from the amounts paid to Navix and that the payment of such taxes shall be the sole responsibility of Navix.

         Navix shall not be entitled to worker's compensation, unemployment compensation or any other statutory benefit or right predicted on an employer-employee-relationship. This Agreement shall not be construed as creating an employer-employee relationship between the Company and Navix and the parties understand that each are independent contractors. The Company will not carry worker's compensation coverage or pay Florida unemployment compensation taxes in view of Navix's relationship with the Company as an independent contractor. It is further understood and agreed that the Company is not responsible for the payment of any expenses incurred by Navix in performing the services contemplated by the Agreement.


12. Access to Books and Reports. Navix acknowledges and agrees that applicable federal and/or state laws, rules or regulations require that Navix allow the Company and applicable regulatory agencies access to Navix's books and records as they relate to the services provided pursuant to this Agreement.



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Accordingly, Navix hereby grants to the Company the right to examine, at all reasonable times, all of the books and records of Navix relating to the provision of professional services pursuant to this Agreement, and Navix shall maintain such books and records in an orderly fashion at its offices or such other place reasonably acceptable to Company readily accessible to the Company. Likewise, the Company hereby grants to Navix the right to examine, at all reasonable times, all of the books and records of the Center relating to operations, policies, procedures, technological services, and billing and collection procedures and data, and Company shall maintain such books and records in an orderly fashion at the Center's offices readily accessible to Navix.

13. Assignability of Agreement. The Company and Navix may subject to the prior written consent of the other party which consent will not be unreasonably withheld, assign its or their rights, duties and obligations under this Agreement, and all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable by and against its successor or assigns.

14. Confidentiality. Navix agrees to keep in strict confidence any and all information Navix receives as a result of services performed at the Centers or to which it or any of its Physicians are exposed and which has not been publicly disclosed and is not a matter of common knowledge in the areas of practice in which the Company is engaged. Navix agrees that, both during and after the term of its engagement by the Company, neither Navix nor any of its Physicians, without the prior written consent of the Company, will disclose any such confidential information to any third person, company, joint-venture, corporation, or other organization or otherwise use such information in competition with the Company. Notwithstanding the foregoing, the provisions of this paragraph shall not be applicable to Navix or the Physicians in the event that any court action involving malpractice or if any malpractice insurance company or federal or state agencies should require the disclosure of information in accordance with their rules, regulations, policies or statutes.

15. Miscellaneous.

         a. Notices. All notices or other communications required or permitted to be given pursuant to the terms of this Agreement shall be in writing and-shall be considered as properly given or made when received and either sent by certified mail return receipt requested, hand delivery, or sent through a reputable next business day delivery service to any of the parties at the addresses shown below, or at such other address any of the parties may designate from time-to-time.

                  (i) If to the Company:

                      National Diagnostics, Inc.
                      737-B West Brandon Blvd.
                      Brandon, Florida 33511

                      Attention: Curtis L. Alliston, President

                 (ii) If to Navix:

                      Navix MSO Punta Gorda, Inc.
                      2601 S. Bayshore Dr.
                      Suite 500
                      Coconut Grove, FL 33133
                      Attn: Chief Executive officer

         b. Complete Agreement. This Agreement and any exhibits hereto contain the final, complete and exclusive expression of the understanding among the parties with respect to the transactions contemplated hereby and supersede any and all prior or contemporaneous agreements, representations or understandings, oral or written regarding such subject matter.

         c. Waiver of Amendment. A waiver to or amendment of any provision of this Agreement will be valid and effective only if it is in writing and signed by or on behalf of the party waiving such provision or signed by both parties in the case of an amendment. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement or that same provision at any other time nor shall it be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

         d. Severability. If any provision of any section or subsection of this Agreement shall be held invalid for any reason, the remainder of this Agreement and any such section or subsection shall not be affected thereby and shall remain in full force and effect in accordance with its terms.

         e. Force Majeure. Except as otherwise provided in this Agreement, any delays in the performance of any obligation of a party under this Agreement shall be excused to the extent that such delay is caused by war, national emergency, natural disaster, strike, labor dispute, utility failure, governmental regulation, riot, adverse weather and other similar causes not within the control of such party, and any time periods required for performance shall be extended accordingly.

         f. Rights Cumulative. No right or remedy contained herein or reserved to either of the parties to this Agreement is intended to be exclusive of any other right or remedy, and each and every right or remedy given under this Agreement, shall be in addition to any rights permitted or allowed at law or in equity.

         g. Heading Captions. The titles, heading and captions preceding the text of each section and subsection of this Agreement have been inserted solely for convenient reference and neither constitute a part of this Agreement nor affect its meaning, interpretation or effect.

         h. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  (i) The term "Person" shall mean any corporation, company limited or general partnership, joint venture, trust, association or other business entity or enterprise or any natural person;

                  (ii) The term "Affiliate" shall mean with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person and shall include any subsidiaries or other business entities that are beneficially owned by such Person or its Affiliates;

                  (iii) The term "attorneys fees" shall mean any and all reasonable charges billed by an attorney for his services including time charges and other reasonable fees including paralegal fees and legal assistant fees and shall include fees incurred in settlement, at trial, in arbitration, on appeal or in bankruptcy proceedings.

          i. Counterparts and Originals. The parties may execute this Agreement in two (2) or more counterparts, each of which shall be deemed an original and all of them, together, shall constitute one and the same Agreement.

          j. Governing Law. The validity, construction, interpretation and enforceability of this Agreement are governed by the laws of the State of Florida and, except as otherwise provided in this Agreement.

          k. Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this agreement or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the commercial rules of arbitration of the American Arbitration Association ("AAA"). Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this agreement applies in any court having jurisdiction over such action.

                  A. Special Rules. The arbitration shall be conducted in the city where the center is located. All arbitration hearings will be commenced within 30 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

                  B. Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this agreement.

          l. Pronouns and Gender. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, female, or neuter, as the context or sense of this Agreement or any section, subsection, paragraph or clause may require, as if such words had been fully and properly written in the appropriate number and gender.

16. Extension of Time to Perform. Whenever the time for the performance of any action or condition contained in this Agreement falls on a Saturday, Sunday or legal holiday such time shall be extended to the next business day. Except as otherwise provided, time is of the essence of this Agreement.

17. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors - in - interest, heirs, successors and assigns, except as otherwise provided herein.

18. Authorization and Signatories. Each of the parties hereby represents and warrants that: (i) its entering into this Agreement is duly authorized by all necessary Company and/or corporation action; (ii) the signatories shown on the signature page as signing on behalf of such party are duly authorized to do so and (iii) upon their signing and delivery of this Agreement, each party shall be bound by the terms and provision of this Agreement.

19. Attorneys' Fees. In the event of a dispute or if litigation or arbitration proceedings are instituted by any one or more of the parties hereto, the prevailing party to said proceeding shall be entitled to reimbursement for reasonable attorneys fees and costs incurred in connection with said proceeding. For purposes of this Section, the term "attorneys' fees and costs" shall include, without limitation, the actual attorney fees incurred in retaining counsel for advice, suit, arbitration, appeal or any other proceedings.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date set forth on the first page of this Agreement.

                                      NATIONAL DIAGNOSTICS, INC.

                                      By: /s/ Curtis L. Alliston
                                         -----------------------------------
                                              Curtis L. Alliston
                                              President

                                      NAVIX MSO OF PUNTA GORDA, INC.

                                      By: /s/ Barry Tanner
                                         -----------------------------------
                                      Name:   Barry Tanner
                                           ---------------------------------
                                      Title:  Chief Financial Officer
                                           ---------------------------------


NATIONAL DIAGNOSTICS PROFESSIONAL SERVICES AGREEMENT